Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

September 1, 2016

Board of Directors
Apple Hospitality REIT, Inc.
814 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:
This opinion letter is being delivered to you in connection with the merger (the "Merger") of Apple REIT Ten, Inc. a Virginia corporation (the "Company"), with and into 34 Consolidated, Inc., a Virginia corporation (the "Merger Sub") and wholly-owned subsidiary of Apple Hospitality REIT, Inc. a Virginia corporation (the "Parent"), with the Merger Sub surviving the Merger, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 13, 2016, and the exhibits thereto, by and among the Company, the Merger Sub, and the Parent. This opinion letter is being delivered to you pursuant to Section 6.1(g) of the Merger Agreement. Capitalized terms used herein and which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.
Pursuant to the Merger Agreement, at the Effective Time, each issued and outstanding common share, no par value, of the Company (including any fractional shares) (each, a "Company Common Share") together with the related Series A Preferred Share, no par value, of the Company (including any fractional shares) (the "Company Series A Shares," and together with the Company Common Shares, the "Company Units") (other than the Dissenting Shares or any Company Shares to be cancelled pursuant to Section 2.1(a)(iii) of the Merger Agreement) shall be converted into the right to receive (x) 0.522 (the "Unit Exchange Ratio") authorized common shares of the Parent (the "Parent Common Shares") and (y) $1.00 in cash, and (b) each issued and outstanding Series B Convertible Preferred Share, no par value, of the Company (the "Company Series B Shares" and together with the Company Units, the "Company Shares") shall be converted into the right to receive (x) a number of Parent Common Shares equal to (1) 12.11423 multiplied by (2) the Unit Exchange Ratio and (y) an amount equal to 12.11423 multiplied by $1.00 in cash.
In connection with the preparation of this opinion letter, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) officers' certificates delivered by each of the Parent and the Company, both dated as of the date hereof (the "Tax Certificates"); (3) the Registration Statement on Form S-4 filed by the Parent on May 24, 2016 with the U.S. Securities and Exchange Commission, as amended; and (4) such other instruments and documents related to the formation, organization, and operation of the Parent and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate (the documents described in clauses (1) through (4), collectively the "Reviewed Documents"). In addition, we have reviewed the form of opinion of counsel to be delivered to the Company by McGuireWoods LLP pursuant to Section 6.1(g) of the Merger Agreement concurrently herewith (the "McGuireWoods Opinion").

Board of Directors
 Apple Hospitality REIT, Inc.
September 1, 2016

Assumptions and Representations
In connection with rendering this opinion, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), including that:
1.
(A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all documents have been or will be, as the case may be, timely and properly executed.

2.
There will have been, by the Effective Time, or at such other time as contemplated in the Merger Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

3.
To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by the Parent and the Merger Sub, and by the Company, their respective managers, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, those in the Reviewed Documents (including the Tax Certificates), have been and will continue to be true, complete, and accurate in all respects; any representation or statement made in the Tax Certificates "to the best of knowledge," "to the knowledge," or "to the actual knowledge" of any person(s) or party(ies)—or similarly qualified—is true, correct, and complete, as if made without such qualification.

4.
The Merger Agreement is valid and binding in accordance with its terms. The Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof). The Merger will qualify as a merger under the applicable laws of the Commonwealth of Virginia.

5.
Commencing not later than its taxable year ended December 31, 2008, the Parent has qualified as a REIT under the Code, and will continue to qualify as a REIT under the Code for its taxable year which includes the Effective Time and thereafter.

6.	Commencing not later than its taxable year ended December 31, 2011 and ending with its taxable year that ends with the Merger, the Company has qualified as a REIT under the Code.
7.	Each of the Parent and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder.
8.	The McGuireWoods Opinion is being delivered to the Company concurrently herewith in the form provided to us, and the McGuireWoods Opinion has not been and will not be modified or withdrawn.

Board of Directors
Apple Hospitality REIT, Inc.
September 1, 2016

Opinion
Based upon and subject to the assumptions and qualifications set forth herein we are of the opinion that the Merger, when effective, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1.
The opinion set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the IRS, including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Neither the Parent nor the Company has requested or will request a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

2.
This letter addresses only the specific tax opinion set forth above. Our opinion does not address any other U.S. federal, state, local, or non-U.S. tax consequences that will or may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger or contemplated by the Merger Agreement).

3.
Our opinion set forth herein is based upon, among other things, the description of the contemplated transactions (including the Merger) as set forth in the Merger Agreement. No opinion is expressed as to any transaction other than those set forth in the Merger Agreement, or to any transaction whatsoever, including the Merger, unless all the transactions described in the Merger Agreement (or otherwise contemplated in connection with the Merger) have been consummated in accordance with the terms of the Merger Agreement (and also without amendment, waiver, or breach of any provision thereof), and also unless all of the representations, warranties, statements, and assumptions upon which we have relied are true, complete, and accurate at all times. In the event that the actual facts relating to any aspect of the relevant transactions (including the Merger) differ from the terms of the Merger Agreement (without amendment, waiver, or breach of any material provision thereof), or if any one of the representations, warranties, statements, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Board of Directors
 Apple Hospitality REIT, Inc.
September 1, 2016

This opinion letter speaks as of the date hereof.  We undertake no responsibility by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter.  This opinion letter may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion.  This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.

This opinion letter has been provided for your use in connection with the Registration Statement.  We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the "Material U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters" sections of the Registration Statement.  In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP